Exhibit 10.11

Annual Incentive Plan

2012 Plan Summary

January 2012

2012 Annual Incentive Plan

Introduction and Objective

United Bank’s Annual Incentive Plan (“AIP”) is designed to recognize and reward employees for their collective contribution to the Bank’s success and to the enhancement of shareholder value. The Plan focuses on the financial measures that are critical to the Bank’s growth and profitability. Individually and collectively, we all have the ability to influence and drive our success. Employees who exhibit superior performance and contribute most to our success will receive additional rewards. This document summarizes the elements and features of the Plan.

In short, the objectives of the Incentive Plan are to:

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Establish performance goals on a bank and division level that align the interest of employees’ with the enhancement of shareholder value. These goals will be established by the Board of Directors and senior leadership based on the Bank’s strategic plan.

•	Align all of the Bank’s employees with critical bank goals and objectives

•	Encourage teamwork and collaboration across all areas of the Bank – our collective contributions will drive improved business results

•	Motivate and reward the achievement of specific, measurable performance objectives

•	Provide competitive total compensation opportunities.

•	Enable the Bank to attract, motivate, retain and reward talented staff.

Eligibility

•	All Bank employees will be eligible to participate in the Incentive Plan.

•	New employees will receive pro-rated awards based on date of hire.

•	Part-time staff and employees who work a partial year will receive pro-rated awards based on hours worked.

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Participants must maintain a performance level of “meets most requirements” to be eligible for a full incentive award. Participants who have a performance level of “meets some requirements” will be eligible to receive an incentive award up to 50% of their target incentive opportunity.

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Participants must be an active employee as of the award payout date to receive an award, unless they have retired from United Bank or are out on a disability. Individuals who retire during the plan year will receive a pro-rated award.

Performance Period

The performance period and plan operates on a calendar year basis (January 1 – December 31st). Actual payout awards are made following year-end after Bank financial results and performance is known.

Incentive Payout Opportunity

Each participant will have a target incentive opportunity that is expressed as a percentage of base salary. Incentive targets reflect competitive awards and are funded and paid based on our performance. In order to fund the target incentives, the Bank needs to achieve certain levels of net income. In effect, the Bank is sharing a portion of its profits with employees based on our individual and collective performance.

Actual payouts will be based on performance relative to participants’ goals and may be above or below these target awards. Performance below expectations will result in lower awards while performance above expectations will result in higher awards.

The table below shows incentive targets by role/level. Actual awards may range from 0% - 150% of these targets depending on our performance.

Grade Level	Normal Target % of base salary	2012 Target at budget – 70% of normal target
27	30%	21%
25-26	25%	17.5%
22-24	20%	14%
18-21	15%	10.5%
11-17, FNSV Reps & Personal Bankers	7%	4.9%

Incentive Plan Measures

For 2012, the incentive plan will reflect a combination of Bank, division and/or function, and/or individual performance goals. Each role will have defined performance measures that are weighted to reflect the focus and contribution for each role/level in the Bank.

Bank Performance Measures

Bank performance will drive a significant portion of participants’ incentive awards. This is to encourage teamwork and collaboration across all employees and business units. Below is a summary of the bank performance measures for 2012:

•	Earnings Per Share (EPS)

•	Total Core Deposit Growth

•	Total Non-Interest Expense

Incentives for the CEO and Senior Management will be tied to all three of these bank performance measures. Incentives for remaining participants will be tied to only Earnings Per Share (EPS).

Performance targets and ranges for each measure will be set at the beginning of the plan year. A minimum achievement of threshold level performance is required for the plan to pay for each component.

The table below shows the specific bank performance goals at threshold, budget and stretch budget (maximum) for 2012.

Bank Performance Measures	2012 Performance Goals
	Threshold	Budget	Stretch Budget
Earnings Per Share	$0.62	$0.78	$0.93
Total Core Deposit Growth	9.84%	12.30%	14.76%
Total Non-Interest Expense	$49,998	$45,453	$40,907

Division and/or Function Performance Measures

Division and/or function performance goals will consist of two to three performance measures that reflect the goals for each of the Bank’s core divisions and/or functions. Division and/or function performance goals will be set by the division head and approved by Senior Management and the Compensation Committee.

Similar to the Bank goals, performance targets and ranges for each measure will be set at the beginning of the plan year. A minimum achievement of threshold level performance is required for the plan to pay for each component.

Individual Performance Measures

For 2012, the CEO and Commercial Lenders will have individual performance goals consisting of one to two performance measures that reflect goals specific to the participant. Individual performance goals will be set by the division head and approved by Senior Management and the Compensation Committee. Performance targets and ranges for each measure will be set at the beginning of the plan year. A minimum achievement of threshold level performance is required for the plan to pay for each component.

Individual Performance Modifier

For participants without specific individual performance goals, individual performance will be a modifier to the incentive award. All employees, with the exception of Personal Bankers will be eligible for an adjustment to the incentive payout (+/- 10%) to recognize other performance factors and contributions to United Bank’s success. The individual performance modifier will be based on the discretionary recommendation of the individual’s manager.

Performance Goal Weightings

Incentives for all participants will be based upon a mix of bank, division/function, and/or individual goals. The table below summarizes the weightings for different tiers that will be reviewed and modified each year by the CEO and Board of Directors.

Participant	Bank Performance Goals	Division / Function Goals	Individual Goals
CEO	75%	—	25%
Senior Management	70%	30%	—
Department/Function Heads	50%	50%	—
Commercial Lenders	50%	30%	20%
Other Participants	50%	50%	—

Weightings for the Bank, Division/Function Goals and Individual Goals

Weightings for bank, division/function goals and individual goals will be determined by the division head and approved by Senior Management and the Compensation Committee. Each goal will have a minimum weighting of 10%.

Incentive Awards

Each participant will have a scorecard that defines bank, division and/or function, and/or individual performance goals and weights for their role. At the end of the performance period, actual performance will be determined and entered into the scorecard to calculate an award payout. Actual awards will be interpolated to reflect incremental performance.

Once the incentive award is calculated for bank, division and/or function, and/or individual performance, an individual multiplier will modify the award as appropriate for participants eligible to receive the performance modifier.

A sample scorecard is shown in Exhibit A.

Terms and Conditions

Participation

All employees are eligible to participate in the Plan. New employees are eligible for a prorated award.

Effective Date

This Program is effective January 1, 2012 to reflect plan year January 1, 2012 to December 31, 2012. The Plan will be reviewed annually by the Bank’s Board and Executive Management to ensure proper alignment with business objectives. The Board of Directors of United Bank retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Incentive Plan will remain in effect until December 31, 2012.

Program Administration

The Plan is authorized by the Board of Directors. The Board of Directors has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Board of Directors will be final and binding on all participants.

Program Changes or Discontinuance

United Bank has developed the plan based on existing business, market and economic conditions. If substantial changes occur that affect these conditions, United Bank may add to, amend, modify or discontinue any of the terms or conditions of the plan at any time.

The Board of Directors also has the ability to adjust/modify or cancel plan payouts to reflect results from regulatory and/or safety and soundness exams.

The Board of Directors may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

Incentive Award Payments

Awards will be paid before the end of the first quarter following the Plan year. Awards will be paid out as a percentage of a participant’s effective base salary as of December 31 of the given plan year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of United Bank. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Board of Directors of United Bank or the CEO and the participant or any other person. Nothing herein will be construed to require The Board of Directors of United Bank or the CEO to maintain any fund or to segregate any amount for a participant’s benefit.

Program Funding

The Plan is funded and accrued based on Bank performance results for a given year. Achieving higher levels of performance will increase the Plan payouts to participants. Similarly, achieving less than target performance will reduce the Plan payouts.

New Hires, Reduced Work Schedules, Promotions, and Transfers

Participants who are not employed by United Bank at the beginning of the Plan year will receive a pro rata incentive award based on their length of employment during a given year.

Part time employees are eligible to participate. Their award percentage will reflect their earned compensation based on actual hours worked. A participant whose work schedule changes during the year will be eligible for prorated treatment that reflects his/her time in the different schedules.

If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target incentive award on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment

If the Bank terminates a Plan participant, no incentive award will be paid. To encourage employees to remain in the employment of United Bank, a participant must be an active employee of the Bank on the date the incentive is paid to receive an award. (See exceptions for death, disability and retirement below.)

Disability, Death or Retirement

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his/her bonus award for the Plan period shall be prorated so that no award will be earned during the period of long-term disability.

In the event of death, United Bank will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant.

Individuals who retire during the plan year will receive a pro-rata portion of the award based on the retirement date.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Board of Directors will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Clawback

In the event that United Bank is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NASDAQ), each executive officer who is considered a member of “Senior Management” shall reimburse the Bank for part or the entire incentive award made to such executive officer on the basis of having met or exceeded specific targets for performance periods. For purposes of this policy, (i) the term “incentive awards” means awards under the Bank’s Annual Incentive Plan (AIP), the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Bank; and (ii) the term “Senior Management” means employees in SVP roles and above who are eligible to participate in the Company’s Annual Incentive Plan (AIP). The Bank may seek to reclaim incentives within a three year period of the incentive payout.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of United Bank, nor will the Plan interfere with the right of United Bank to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and United Bank is one of at-will employment. The Plan does not alter the relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan is proprietary and confidential to United Bank and its employees and should not be shared outside the organization.